Exhibit 99.1
AGREEMENT
TO JOINTLY FILE SCHEDULE 13D
The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Electro-Sensors, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated: December 16, 2008	FARNAM STREET PARTNERS, L.P. BY: FARNAM STREET CAPITAL, INC., General Partner
	By:	/s/ Raymond E. Cabillot
Raymond E. Cabillot,
Chief Executive Officer

	By:	/s/ Peter O. Haeg
Peter O. Haeg,
President

/s/ Raymond E. Cabillot
Raymond E. Cabillot

/s/ Peter O. Haeg
Peter O. Haeg